Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Applix, Inc.:

We have audited the accompanying consolidated balance sheets of Applix, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Applix, Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, effective January 1, 2006.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 16, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/    DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 16, 2007

APPLIX, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and par value amounts)

	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$23,487	$20,740
Short-term investments	3,723	4,198
Accounts receivable, less allowance for doubtful accounts of $368 and $231, respectively	13,582	8,066
Other current assets	1,585	1,295
Deferred tax assets, current	619	164

Total current assets	42,996	34,463
Restricted cash	400	500
Property and equipment, net	1,313	953
Intangible assets, net of accumulated amortization of $1,853 and $1,188, respectively	5,477	312
Goodwill	13,341	1,158
Deferred tax assets, long-term	1,876	—
Other assets	684	712

Total Assets	$66,087	$38,098

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$ 2,068	$ 1,504
Accrued expenses	9,324	5,460
Accrued restructuring expenses, current portion	51	44
Current portion of debt	2,167	—
Deferred revenues	11,052	9,143

Total current liabilities	24,662	16,151
Accrued restructuring expenses, long term portion	161	186
Long-term debt	3,792	—
Other long term liabilities	122	133

Total liabilities	28,737	16,470

Commitments and contingencies (Note 17)
Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.0025 par value; 30,000,000 shares authorized; 15,657,258 and 14,923,894 shares issued and outstanding, respectively	39	37
Additional paid-in capital	63,365	57,178
Accumulated deficit	(24,604)	(33,935)
Accumulated other comprehensive loss	(1,450)	(1,652)

Total stockholders’ equity	37,350	21,628

Total Liabilities and Stockholders’ Equity	$66,087	$38,098

See accompanying Notes to Consolidated Financial Statements.

APPLIX, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Years Ended December 31,
	2006	2005	2004
Revenues:
Software license	$30,105	$19,488	$16,228
Professional services and maintenance	22,068	17,490	14,687

Total revenues	52,173	36,978	30,915

Cost of revenues:
Software license	310	117	427
Professional services and maintenance (includes $70 of stock-based compensation for the year ended December 31, 2006)	4,936	3,888	3,612
Amortization of an acquired intangible asset	200	—	—

Total cost of revenues	5,446	4,005	4,039

Gross margin	46,727	32,973	26,876

Operating expenses:
Sales and marketing (includes $841 of stock-based compensation for the year ended December 31, 2006)	24,822	15,337	10,588
Product development (includes $595 and $155 of stock-based compensation for the years ended December 31, 2006 and 2005, respectively)	7,374	5,269	4,785
General and administrative (includes $764, $60 and $60 of stock-based compensation for the years ended December 31, 2006, 2005 and 2004, respectively)	8,793	5,095	6,217
Restructuring	—	—	577
Amortization of acquired intangible assets	466	250	250

Total operating expenses	41,455	25,951	22,417

Operating income	5,272	7,022	4,459
Non-operating income (expenses):
Interest income	1,048	596	184
Interest expense	(388)	(54)	(69)
Other income (expense), net	228	(369)	198
Net gain from sale of CRM assets	—	—	261

Income before taxes	6,160	7,195	5,033
Benefit (provision) for income taxes	3,270	(357)	(225)

Income from continuing operations	9,430	6,838	4,808
Discontinued operations:
Loss from discontinued operations	(99)	(100)	(106)

Net income	$ 9,331	$ 6,738	$ 4,702

Net income (loss) per share, basic and diluted:
Continuing operations, basic	$0.61	$0.47	$0.34
Continuing operations, diluted	$0.56	$0.42	$0.31
Discontinued operations	$(0.01)	$(0.01)	$(0.01)
Net income per share, basic	$0.61	$0.46	$0.33
Net income per share, diluted	$0.55	$0.41	$0.30
Weighted average number of shares outstanding:
Basic	15,348	14,669	14,038
Diluted	16,986	16,451	15,482

See accompanying Notes to Consolidated Financial Statements.

APPLIX, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME

(In thousands, except share amounts)

	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Total Stockholders’ Equity	Comprehensive Income
Balance, January 1, 2004	$33	$50,497	$(45,375)	$(1,539)	$(1,361)	$ 2,255

Net income			4,702			4,702	$4,702
Foreign currency exchange translation adjustment				66		66	66

Total comprehensive income							$4,768

Stock issued under stock plans (769,367 shares)	2	1,993				1,995
Sale of common stock to affiliates (657,894 shares)	2	2,987				2,989
Executive loans settlement		179			52	231
Redesignation of treasury shares	(1)	(1,308)			1,309	—

Balance, December 31, 2004	36	54,348	(40,673)	(1,473)	—	12,238
Net income			6,738			6,738	$6,738
Foreign currency exchange translation adjustment				(178)		(178)	(178)
Unrealized gain on short-term investments				(1)		(1)	(1)

Total comprehensive income							$6,559

Stock issued under stock plans (633,310 shares)	1	1,783				1,784
Executive loans settlement		892				892
Stock-based compensation related to severance		155				155

Balance, December 31, 2005	37	57,178	(33,935)	(1,652)	—	21,628
Net income			9,331			9,331	$9,331
Foreign currency exchange translation adjustment				202		202	202

Total comprehensive income							$9,533

Stock issued under stock plans (403,112 shares)	1	1,455				1,456
Stock issued in connection with Temtec acquisition (330,252 shares)	1	2,537				2,538
Stock-based compensation		2,195				2,195

Balance, December 31, 2006	$39	$63,365	$(24,604)	$(1,450)	$ —	$37,350

See accompanying Notes to Consolidated Financial Statements.

APPLIX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2005	2004
	(In thousands)
Cash flows from operating activities:
Net income	$9,331	$6,738	$4,702
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	591	335	573
Amortization	666	250	515
Provision for bad debts	121	27	79
Net gain on sale of CRM assets	—	—	(261)
Loss on disposal of property and equipment	7	4	99
Share-based compensation expense	2,270	215	60
Deferred income taxes	(3,956)	221	(496)
Changes in operating assets and liabilities:
Increase in accounts receivable	(3,386)	(2,554)	(223)
Decrease (increase) in other assets	279	(255)	955
Increase (decrease) in accounts payable	38	653	(309)
Increase (decrease) in accrued expenses	1,714	565	(1,612)
Decrease in accrued restructuring expenses	(47)	(143)	(3,027)
Increase (decrease) in other liabilities	75	(33)	(304)
Increase in deferred revenue	50	1,291	385

Cash provided by operating activities	7,753	7,314	1,136
Cash flows from investing activities:
Acquisition, net of cash acquired	(12,433)	—	—
Property and equipment expenditures	(857)	(578)	(321)
Decrease (increase) in restricted cash	100	(100)	417
Proceeds from sale of subsidiary	—	—	195
Purchases of short-term investments	(9,780)	(10,923)	—
Maturities of short-term investments	10,255	6,725	—

Cash (used in) provided by investing activities	(12,715)	(4,876)	291
Cash flows from financing activities:
Proceeds from issuance of common stock under stock plans	1,396	1,724	1,935
Proceeds from long-term debt	6,500	—	—
Payments of debt issuance costs	(49)	—	—
Principal payments on long-term debt	(541)	—	—
Proceeds from issuance of common stock to affiliate	—	—	2,989
Proceeds from settlement of executive loans	—	892	231

Cash provided by financing activities	7,306	2,616	5,155
Effect of exchange rate changes on cash	403	(238)	101

Increase in cash and cash equivalents	2,747	4,816	6,683
Cash and cash equivalents at beginning of period	20,740	15,924	9,241

Cash and cash equivalents at end of period	$23,487	$20,740	$15,924

Supplemental disclosure of cash flow information
Cash paid for income tax	$483	$380	$949
Cash paid for interest	$281	$15	$43
Supplemental disclosure of non-cash financing activity
In June 2006, the Company issued 330,252 shares of common stock valued at approximately $2.5 million in connection with the acquisition of Temtec International B.V. (Note 3)

See accompanying Notes to Consolidated Financial Statements.

APPLIX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. THE COMPANY

Applix, Inc. (the “Company”) is a global provider of Business Performance Management (“BPM”) and Business Intelligence (“BI”) applications based on Applix’s TM1. TM1 applications enable continuous strategic planning, management and monitoring of performance across the financial and operational functions within the enterprise. The Company’s products represent one principal business segment, which the Company reports as its continuing operations.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Applix, Inc. and all of its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Estimates and assumptions in these financial statements relate to, among other items, the useful lives of property and equipment and intangible assets, domestic and foreign income tax liabilities, valuation of deferred tax assets, share-based compensation, the allowance for doubtful accounts, impairment of goodwill and accrued liabilities.

Revenue Recognition

The Company generates revenues mainly from licensing the rights to use its software products and providing services. The Company sells products primarily through a direct sales force, indirect channel partners and original equipment manufacturers (“OEMs”). The Company accounts for software revenue transactions in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended. Revenues from software arrangements are recognized when:

•	Persuasive evidence of an arrangement exists, which is typically when a non-cancelable sales and software license agreement has been signed, or purchase order has been received;

•

Delivery has occurred. If the assumption by the customer of the risks and rewards of its licensing rights occurs upon the delivery to the carrier (FOB Shipping Point), then delivery occurs upon shipment (which is typically the case). If assumption of such risks and rewards occurs upon delivery to the customer (FOB Destination), then delivery occurs upon receipt by the customer. In all instances, delivery includes electronic delivery of authorization keys to the customer;

•	The customer’s fee is deemed to be fixed or determinable and free of contingencies or significant uncertainties;

•	Collectibility is probable; and

•	Vendor specific objective evidence of fair value exists for all undelivered elements, typically maintenance and professional services.

The Company uses the residual method under SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions”. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements and is recognized as revenue, assuming all other conditions for revenue recognition have been satisfied. Substantially all of the Company’s product revenue is recognized in this manner. If the Company cannot determine the fair value of any undelivered element included in an arrangement, the Company will defer revenue until the fair value of the undelivered elements can be objectively determined or these elements have been delivered or services have been rendered. In circumstances where the Company offers significant and incremental fair value discounts for future purchases of other software products or services to its customers as part of an arrangement, utilizing the residual method, the Company defers the value of the discount and recognizes such discount to revenue as the related product or service is delivered.

As part of an arrangement, end-user customers typically purchase maintenance contracts and in certain instances, professional services. Maintenance services include telephone and Web-based support as well as rights to unspecified upgrades and enhancements, when and if the Company makes them generally available. Substantially all of the Company’s software license revenue is earned from perpetual licenses of off-the-shelf software requiring no modification or customization. Therefore, professional services are deemed to be non-essential to the functionality of the software and typically are for implementation planning, loading of software, training, building simple interfaces and running test data.

Revenues from maintenance services are recognized ratably over the term of the maintenance contract period, which is typically one year, based on vendor specific objective evidence of fair value. Vendor specific objective evidence of fair value is based upon the amount charged when maintenance is sold separately.

Revenues for consulting services are generally recognized on a time and material basis as services are delivered. Based upon the Company’s experience in completing product implementations, these services are typically delivered within three months or less subsequent to the contract signing. Revenues from professional services are generally recognized based on vendor specific objective evidence of fair value when: (1) a non-cancelable agreement for the services has been signed or a customer’s purchase order has been received; and (2) the professional services have been delivered. Vendor specific objective evidence of fair value is based upon the price charged when these services are sold separately.

The Company’s license arrangements with its end-user customers and indirect channel partners do not include any rights of return or price protection, nor do arrangements with indirect channel partners typically include any sell-through contingencies. Generally, the Company’s arrangements with end-user customers and indirect channel partners do not include any acceptance provisions. In those cases in which specific customer acceptance criteria are included in the arrangement, the Company defers the entire arrangement fee and recognizes revenue, assuming all other conditions for revenue recognition have been satisfied, when acceptance has been obtained as generally evidenced by written acceptance by the customer. The Company’s arrangements with indirect channel partners and end-user customers do include a standard warranty provision whereby the Company will use reasonable efforts to cure material nonconformity or defects of the software from the Company’s published specifications. The standard warranty provision does not provide the indirect channel partners or end-user customer with the right of refund.

At the time the Company enters into an arrangement, the Company assesses the probability of collection of the fee and the payment terms granted to the customer. For end-user customers and indirect channel partners, the Company’s typical payment terms require payment within 30 to 90 days of the invoice date. If the payment terms for the arrangement are considered extended (generally, if payment is due greater than 90 days), the Company defers revenue under these arrangements and such revenue is recognized, assuming all other conditions for revenue recognition have been satisfied, when the payment of the arrangement fee becomes due.

In some instances, indirect channel partners provide first level maintenance services to the end-user customer and the Company provides second level maintenance support to the end-user customer. The Company accounts for amounts received in these arrangements in accordance with Emerging Issues Task Force 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent”. When the Company receives a net fee from the indirect channel partner to provide second level support to the indirect channel partner, this amount is recorded as revenue over the term of the maintenance period at the net amount received because the Company: (1) does not collect the fees from the end-user customer (2) does not have latitude in establishing the price paid by the end-user customer for maintenance services and (3) does not have the latitude to select the supplier providing first level support. However, in circumstances where the Company renews maintenance contracts directly with the end-user customers, receives payment for the gross amount of the maintenance fee, has the ability to select the supplier for first level support, and the Company believes that it is the primary obligor for first level support to the end customer, the Company records revenue for the gross amounts received. In such circumstances, the Company remits a portion of the payment received to the indirect channel partner to provide first level support to the end-user customer, and such amounts are deferred and expensed ratably over the maintenance period and reported in cost of revenues. Under these arrangements, the Company recorded revenue over the related maintenance periods which aggregated to $371,000, $433,000 and $864,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

Cash Equivalents and Short-Term Investments

Cash equivalents represent short-term, highly liquid investments, including money market accounts, with original maturities of three months or less at time of purchase. Short-term investments, which consist of debt securities, are classified as available for sale and are stated at fair value. Unrealized gains and losses are included in accumulated other comprehensive income (loss), net of tax effects. Realized gains or losses are determined based on the specific identified cost of the securities. Any unrealized losses that are considered to be “other than temporary” are charged immediately to the income statement.

Restricted Cash

As of December 31, 2006 and 2005, $400,000 of restricted cash represents the required collateral on the Company’s lease of its headquarters located in Westborough, Massachusetts. During 2005, the Company provided to the SEC a proposed settlement agreement relating to the SEC’s investigation concerning the restatement of the Company’s financial statements for fiscal years 2001 and 2002. Pursuant to the terms of this proposed settlement agreement, the Company reserved $100,000 in an escrow account for a potential monetary penalty payment. On January 4, 2006, the Company reached a final settlement with the SEC relating to the investigation. The final settlement agreement, which superceded the proposed settlement agreement, did not require the Company to pay a monetary penalty. Thus, the Company released the $100,000 from the escrow account and, as a result, restricted cash decreased $100,000 in 2006 as compared to 2005.

Concentrations of Credit Risk, Accounts Receivable and Allowance for Doubtful Accounts

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash, cash equivalents, short-term investments and trade receivables. The Company maintains cash, cash equivalents and short-term investments with high credit quality financial institutions and monitors the amount of credit exposure to any one financial institution.

The Company extends credit to its customers in the normal course of business, resulting in trade receivables. The Company’s normal credit terms are 30 to 90 days.

The Company performs continuing credit evaluations of its customers’ financial condition, and although the Company generally does not require collateral, letters of credit may be required from its customers in certain circumstances. An allowance for doubtful accounts is provided for customer accounts receivable which management believes may not be collectible.

The following table of qualifying accounts provides a rollforward of the allowance for doubtful accounts for each of the years ended December 31, (in thousands):

	2006	2005	2004
Balance, beginning of year	$231	$227	$252
Provision for bad debts	121	27	79
Write-offs and other	16	(23)	(104)

Balance, end of year	$368	$231	$227

Fair Value of Financial Instruments

The carrying amount of our cash, accounts receivable and accounts payable approximates fair value due to the short-term nature of these instruments. We base the fair value of available for sale short-term investments on current market value (Note 5). The carrying value of long-term debt approximates its fair value.

Property and Equipment, net

Property and equipment are recorded at cost. Property and equipment purchased in business combinations are recorded at fair value which are then treated as the current cost. Assets are depreciated using the straight-line method over the estimated useful lives of the related assets (2 to 6 years) as detailed below. Assets associated with capital lease agreements are depreciated by the straight-line method over the lease term.

Asset Type	Estimated Useful Life (In Years)
Office furniture	4 to 6
Leasehold improvement	5	(or life of underlying lease, whichever is shorter)
Equipment	3
Computer equipment	3
Software	2 to 5

Property and equipment consists of the following at December 31:

	December 31,
	2006	2005
	(In thousands)
Computer equipment and software	$ 2,217	$ 2,100
Furniture, equipment and leasehold improvements	1,721	1,394

	$ 3,938	$ 3,494
Less: accumulated depreciation and amortization	(2,625)	(2,541)

	$ 1,313	$ 953

Product Development Costs

Product development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. The Company considers technological feasibility to be achieved when a product design and working model of the software product have been completed and the software product is ready for initial customer testing. Capitalized software development costs are then amortized on a product-by-product basis over the estimated product life of between one to two years and are included in the cost of software license revenue.

The Company evaluates the net realizable value of capitalized software on an annual basis, relying on a number of factors including demand for a product, operating results, business plans and economic projections. In addition, the Company considers non-financial data such as market trends, product development cycles and changes in management’s market emphasis. The Company evaluates the net realizable value of its capitalized software based primarily on actual and forecasted sales and records a charge to write-down the carrying value if factors indicate that the carrying value will not be realizable.

There were no software development costs that qualified for capitalization during the years ended December 31, 2006, 2005 or 2004 due to the short period of time between the establishment of technological feasibility and the point at which the product is available for general release to customers. Amortization expense related to software development cost was $265,000 for the year ended December 31, 2004. As of December 31, 2006 and 2005, there were no capitalized software development costs.

Goodwill, Intangible Assets and Long-lived Assets

The Company tests its goodwill for impairment annually or more frequently upon occurrence of certain events or circumstances. Goodwill is tested for impairment annually using a two-step process. First, the Company determines if the fair value of its “reporting unit” exceeds the carrying amount of the reporting unit. If the fair value does not exceed the carrying amount, goodwill of the reporting unit is potentially impaired, and the Company must then measure the impairment loss by comparing the “implied fair value” of the goodwill, as defined by Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (“SFAS 142”), to its carrying amount. During 2006 and 2005, the Company had one reporting unit. The fair value of the reporting unit at September 30, 2006 and 2005 was estimated using the Market Value Approach. At September 30, 2006 and 2005, the Company evaluated its goodwill and determined that the fair value had not decreased below the carrying value. To date, no impairment adjustments have been recorded. Intangible assets, other than goodwill, are amortized on a straight-line basis over their estimated useful lives. No impairment adjustments have been recorded to date.

Long-lived assets primarily include property and equipment and intangible assets with finite lives (customer-related intangibles). In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” The Company periodically reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of those assets are no longer appropriate. We base each impairment test on a comparison of the undiscounted cash flows to the recorded value of the asset. If impairment is indicated, we write down the asset to its estimated fair value based on a discounted cash flow analysis. No impairment adjustments have been recorded to date.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment” (“SFAS 123R”). SFAS 123R requires the Company to measure the grant date fair value of equity awards given to employees in exchange for services and recognize that cost over the period that such services are performed. Prior to adopting SFAS 123R, the Company accounted for stock-based compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under APB 25, the Company generally did not recognize compensation expense in connection with the grant of stock options because all options granted had an exercise price equal to the fair market value of the underlying common stock on the date of grant.

In transitioning from APB 25 to SFAS 123R, the Company has applied the modified prospective method. Accordingly, periods prior to adoption have not been restated and are not directly comparable to periods after adoption. Under the modified prospective method, compensation cost recognized in periods after adoption includes (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123, less estimated forfeitures, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R, less estimated forfeitures.

The Company grants stock options and issues common stock to its employees and directors and also provides employees the right to purchase stock pursuant to stockholder approved stock option and employee stock purchase plans. The stock-based plans are described more fully in Note 9. Under the provisions of SFAS 123R, the Company recognizes as compensation expense the fair value of share-based payment awards on a straight-line basis over the requisite service period of the individual award, which generally equals the vesting period. All of the Company’s share-based payment awards are accounted for as equity instruments, as there have been no liability awards granted.

The Company utilizes the Black-Scholes valuation model for estimating the fair value of the stock-based compensation granted after the adoption of SFAS 123R. The weighted-average fair values of the options granted under the stock option plans and shares subject to purchase under the employee stock purchase plan were $3.50 and $2.35, respectively, for the year ended December 31, 2006, assuming no dividends and using the following assumptions:

	Stock Option Plans	Purchase Plan
Expected life (years)	4.6	0.5
Expected stock price volatility	55.3%	51.1%
Risk free interest rate	4.6%	4.8%

Expected volatility is based on the historical volatility of the Company’s common stock. The risk-free interest rate is based on the U.S. Treasury rates on the date of grant for a term equivalent to the expected life of the options. The expected life was calculated using the method outlined in SEC Staff Accounting Bulletin Topic 14.D.2, “Expected Term,” as the Company’s historical experience does not provide a reasonable basis for the expected term of the option.

Based on the Company’s historical employee turnover and stock option forfeitures rates, an annualized estimated forfeiture rate of 8.5% has been used in calculating the cost for stock options. Under the true-up provisions of SFAS 123R, additional expense will be recorded if the actual forfeiture rate is lower than estimated, and a recovery of prior expense will be recorded if the actual forfeiture is higher than estimated.

Under the provisions of SFAS 123R, the Company recorded $2,270,000, or $0.15 and $0.13 per basic and diluted share, respectively, of share-based compensation in its consolidated statements of income for the year ended December 31, 2006. There was no income tax benefit recognized in the Company’s consolidated statement of income for the year ended December 31, 2006 for stock-based payments. At December 31, 2006, total unrecognized share-based compensation expense related to unvested stock options, expected to be recognized over a weighted average period of 1.4 years, amounted to approximately $4,174,000. Total unrecognized stock-based compensation expense will be adjusted for any future changes in estimated forfeitures, if any.

Prior to the adoption of SFAS 123R, the Company presented all excess tax benefits related to share-based compensation as cash flows from operating activities in the Company’s statement of cash flows. SFAS 123R requires the cash flows resulting from these tax benefits to be classified as cash flows from financing activities. For the year ended December 31, 2006, there was no net tax benefit from the exercise of stock options. Additionally, the Company used the short form method to calculate the Additional Paid-in Capital (“APIC”) pool, the tax benefit of any resulting excess tax deduction should increase the APIC pool; any resulting tax deficiency should be deducted from the APIC pool.

SFAS 123R requires the presentation of pro forma information for the comparative period prior to the adoption as if all of the Company’s stock options had been accounted for under the fair value method of the original SFAS 123. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation to the prior-year periods (in thousands, except per share data).

	Year Ended December 31,
	2005	2004
Net income, as reported	$ 6,738	$ 4,702
Add: Stock-based employee compensation expense included in reported net income	215	60
Deduct: Total stock-based employee compensation expense determined under fair value method	(1,941)	(1,291)

Pro forma net income	$ 5,012	$ 3,471

Net income per share:
Basic — as reported	$0.46	$0.33
Diluted — as reported	$0.41	$0.30
Basic — pro forma	$0.34	$0.25
Diluted — pro forma	$0.31	$0.23
Weighted average number of shares outstanding:
Basic	14,669	14,038
Diluted	16,027	15,187

For purposes of pro forma disclosure, the fair value of the Company’s stock-based awards to employees are estimated using the Black-Scholes option valuation model. The fair value of the Company’s stock-based awards to employees was estimated assuming no expected dividends and the following weighted average assumptions:

	2005	2004
Expected life (years)	4	4
Expected stock price volatility	74.9%	80.0%
Risk free interest rate	4.34%	3.00%

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities relating to the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements and tax returns. A valuation allowance is established against net deferred tax assets if, based on the weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. As permitted by Accounting Principles Board (“APB”) Opinion No. 23, Accounting for Income Taxes — Special Areas, provisions for income taxes on undistributed earnings of foreign subsidiaries that are considered permanently invested are not recognized in the Company’s consolidated financial statements.

Net Income (Loss) Per Share

Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Dilutive net income is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect, if any, of potential incremental common shares, determined through the application of the treasury stock method under SFAS No. 128 “Earnings Per Share” to the stock options outstanding as well as shares held in escrow in connection with the Temtec acquisition during the period.

	Year Ended December 31,
	2006	2005	2004
	(In thousands, except per share amounts)
Numerator:
Income from continuing operations	$ 9,430	$ 6,838	$ 4,808
Loss from discontinued operations	(99)	(100)	(106)

Net income	$ 9,331	$ 6,738	$ 4,702

Denominator:
Denominator for basic net income per share — Weighted shares outstanding	15,348	14,669	14,038
Diluted effect of assumed exercise of stock options and contingently returnable shares	1,638	1,782	1,444

Denominator for diluted net income per share	16,986	16,451	15,482

Basic net income (loss) per share
Continuing operations	$ 0.61	$ 0.47	$ 0.34
Discontinued operations	$ (0.01)	$ (0.01)	$ (0.01)
Net income per share	$ 0.61	$ 0.46	$ 0.33
Diluted net income (loss) per share
Continuing operations	$ 0.56	$ 0.42	$ 0.31
Discontinued operations	$ (0.01)	$ (0.01)	$ (0.01)
Net income per share	$ 0.55	$ 0.41	$ 0.30

Common stock equivalents (stock options) of 173,700, 114,771 and 554,905 were excluded from the calculation of diluted earnings per share for the years ended December 31, 2006, 2005 and 2004, respectively, because these options were anti-dilutive as the stock option exercise price exceeded the average market price for the respective periods. However, these options could be dilutive in the future.

Foreign Currency Translation

The Company considers the functional currency of its foreign subsidiaries to be the local currency, and accordingly, the financial statements of the foreign subsidiaries are translated into U.S. dollars using exchange rates in effect at the period end for assets and liabilities and average exchange rates during each reporting period for the results of operations. Adjustments resulting from translation of foreign subsidiary financial statements are reported on the balance sheet in accumulated other comprehensive income (loss) within stockholders’ equity. The Company has determined that its intercompany payables and receivables balances with its foreign subsidiaries are short-term in nature and as a result, the Company re-measures these balances at each period end and records any related foreign currency gains and losses in its consolidated statements of income. The short-term intercompany balances with its foreign subsidiaries are denominated in the British pound, the Euro, the Australian dollar, and the Swiss franc. For the year ended December 31, 2006, the Company recorded a net gain of $259,000 on foreign exchange in its consolidated statement of income, primarily due to the weakening U.S. dollar against the Australian dollar, British pound and the Euro. For the years ended December 31, 2005 and 2004, foreign exchange net (losses) gains recorded in the consolidated statements of income totaled ($292,000) and $407,000, respectively, primarily as a result of the foreign currency exchange rate fluctuations of the Euro, British pound and Australian dollar against the U.S. dollar.

Comprehensive Income

Components of comprehensive income include net income and certain transactions that have generally been reported in the consolidated statements of stockholders’ equity. Other comprehensive income (loss) includes gains and losses from foreign currency translation adjustments and unrealized gains and losses on short-term investments.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expense amounted to $298,000, $244,000 and $62,000 in 2006, 2005 and 2004, respectively.

New Accounting Pronouncements

The Company adopted the SEC’s Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Years Misstatements in Current Year Financial Statements” (SAB 108). SAB 108 requires that companies utilize a dual-approach to assessing the quantitative effects of financial statement misstatements. The dual approach includes both an income statement focused and balance sheet focused assessment. The adoption of SAB 108 had no effect on our consolidated financial statements for the year ended December 31, 2006.

In July 2006, the FASB issued FASB Interpretation Number (FIN) No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” which, in the case of the Company, is effective as of January 1, 2007. FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN No. 48 requires that all tax positions be evaluated using a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Differences between tax positions taken in a tax return and amounts recognized in the financial statements are recorded as adjustments to income taxes payable or receivable, or adjustments to deferred taxes, or both. FIN No. 48 also requires expanded disclosure at the end of each annual reporting period including a tabular reconciliation of unrecognized tax benefits. In accordance with FIN No. 48, the Company will report the difference between the net amount of assets and liabilities recognized in the statement of financial position prior to and after the application of FIN No. 48 as a cumulative effect adjustment to the opening balance of retained earnings. The Company is currently evaluating the requirements of FIN 48 and has not yet determined the impact on its consolidating financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands fair value measurement disclosures. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently evaluating whether adoption of SFAS 157 will have an impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are in the process of evaluating the effect of SFAS No. 159 on our consolidated results of operations and financial position.

3. ACQUISITION

On June 15, 2006, the Company completed the acquisition of Temtec International B.V. (“Temtec”), a privately-held Netherlands company that is a leading provider of self-service analytic software that empowers non-technical business users to analyze and report on business-critical information in real time. The acquisition of Temtec enables the Company to provide companies with a more powerful solution set for creating, managing and delivering compelling operational performance management applications throughout the enterprise. The total purchase price for Temtec was approximately $15,336,000 and was comprised of the following (in thousands, except share amounts):

Cash	$11,455
Common stock (330,252 shares)	2,538
Direct acquisition costs	1,343

Total	$15,336

The fair value of Applix common stock issued in connection with the acquisition of Temtec was estimated at $7.68 per share, which represented the average closing price of the Company’s common stock for five trading days, comprised of June 15, 2006 (the day that the terms of the acquisition were agreed to and announced), the two trading days before and the two trading days after June 15, 2006. Direct acquisition costs include investment banking fees, legal and accounting fees and other external costs directly related to the acquisition.

On June 15, 2006, the Company deposited $1 million of the cash consideration and $2 million, or 264,200 shares, of the Company’s common stock into an escrow account for a total escrow amount of $3 million to secure certain indemnification, warranty and claim obligations of the former stockholders of Temtec to the Company. Subject to the provisions of the escrow agreement, one-third of the escrow amount, for which the form of consideration will be determined at the sole discretion of the sellers, will be released within 30 days after the filing of the Company’s 2006 annual financial statements, but in any event no later than May 31, 2007. Also, subject to the provisions of the escrow agreement, the remaining amount of escrow in cash and shares will be released within 30 days after the filing of the Company’s 2007 annual financial statements, but in any event no later than May 31, 2008.

The Company accounted for the Temtec acquisition as a purchase, and accordingly, included the assets purchased and liabilities assumed in the consolidated balance sheet at the purchase date based upon their estimated fair values. The results of operations of Temtec are included in the consolidated financial statements beginning June 15, 2006.

The purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. The fair values assigned to tangible and intangible assets acquired and liabilities assumed are based on management’s estimates and assumptions and other information compiled by management, including an independent valuation that utilized established valuation techniques. Goodwill recorded as a result of this acquisition is not deductible for tax purposes.

The total purchase price has been allocated as follows (in thousands):

At June 15, 2006
Cash and cash equivalents	$ 317
Accounts receivable	1,438
Prepaid and other current assets	243
Deferred tax assets	179
Property and equipment	133
Accounts payable	(536)
Accrued expenses	(984)
Deferred revenue	(1,196)
Assumed Temtec payroll-related liability	(545)
Deferred tax liabilities	(1,726)
Amortizable intangible assets:
Existing technology	1,850
Customer relationships	3,980

Total amortizable intangible assets	5,830
Goodwill	12,183

Total purchase price	$15,336

The purchase price and related allocations is preliminary and may be revised as a result of adjustments made to the purchase price, additional information regarding liabilities assumed, including contingent liabilities, and revisions of estimates of fair values made on the date of purchase.

Intangible assets include amounts related to the fair value of existing technology and customer relationships, which have estimated useful lives of 5 and 10 years, respectively.

The following pro forma financial information presents the combined results of operations of Applix and Temtec as if the acquisition had occurred as of the beginning of the periods presented below. Adjustments to reflect the dilutive effect of the shares of common stock issued, interest expense incurred relating to the debt issued in connection with the acquisition and amortization of acquired intangible assets have been made to the combined results of operations for the years ended December 31, 2006 and 2005. The pro forma financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial condition that would have been reported had the acquisition been completed as of the dates presented, and should not be taken as representative of the Company’s future consolidated results of operations or financial condition.

	Year Ended December 31, 2006	Year Ended December 31, 2005
(In thousands, except per share amounts)
Revenues	$54,856	$42,945
Net income	$ 8,630	$ 5,039
Net income per share, basic	$ 0.56	$ 0.34
Net income per share, diluted	$ 0.50	$ 0.30

4. INTANGIBLE ASSETS AND GOODWILL

Intangible assets consist of the following significant classes at December 31, 2006 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Existing technology	$1,850	$ (200)	$1,650
Customer relationships	5,480	(1,653)	3,827

Total	$7,330	$(1,853)	$5,477

Intangible assets consist of the following significant classes at December 31, 2005 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Customer relationships	$1,500	$(1,188)	$312

Total	$1,500	$(1,188)	$312

The Company amortizes its intangible assets on a straight-line basis assuming no residual value. At December 31, 2006, the weighted average amortization period for all intangible assets was 8.4 years, including 5 years for existing technology and 9.9 years for customer relationships. Amortization expense related to these intangible assets was $666,000, $250,000 and $250,000 for 2006, 2005 and 2004, respectively. The future estimated amortization expense of these intangible assets held as of December 31, 2006 is as follows:

(In thousands)
2007	$831
2008	768
2009	768
2010	768
2011	568

Goodwill was $13,341,000 and $1,158,000 at December 31, 2006 and 2005, respectively. The change in the carrying amount of goodwill during 2006 represented goodwill of $12,183,000 resulting from the Temtec acquisition (See Note 3). There was no change in the carrying amount of goodwill during 2005.

5. SHORT-TERM INVESTMENTS

The Company’s short-term investments were as follows (in thousands):

	December 31, 2006
	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
Debt securities	$3,723	$—	$—	$3,723

	December 31, 2005
	Cost Basis	Unrealized Gains	Unrealized Losses	Fair Value
Debt securities	$4,199	$—	$(1)	$4,198

As of December 31, 2006 and 2005, all short-term investments mature in less than one year. Realized gains and losses were insignificant for 2006 and 2005.

Included in cash and cash equivalents is approximately $7,877,000 and $6,041,000 of short-term investments at December 31, 2006 and 2005, respectively, considered to be cash equivalents, as the maturity dates of such investments were three months or less when purchased.

6. LONG-TERM DEBT AND CREDIT FACILITY

In June 2006, the Company amended its existing loan and security agreement with Silicon Valley Bank (“SVB”) in connection with the acquisition of Temtec, to provide for a term loan (the “Term Loan”) in the principal amount of $6.5 million, which the Company used to partially finance the acquisition. Debt issuance costs relating to the Term Loan totaled approximately $49,000. The Term Loan is payable in thirty-six equal monthly installments of principal commencing on October 1, 2006 through September 1, 2009, plus monthly payments of accrued interest. The Term Loan bears interest at a rate of prime plus 0.75% and is guaranteed by Applix Securities Corp., a wholly-owned subsidiary of the Company, and is collateralized by substantially all of the Company’s assets. There are no penalties or fees in the event that the Company prepays the Term Loan prior to its scheduled maturity date. This amendment also extended the maturity date of the Company’s credit facility with SVB from March 18, 2007 to June 18, 2007. The credit facility is a domestic working capital line of credit with an interest rate equal to the prime interest rate and under which the Company may borrow the aggregate principal amount of up to the lesser of: (i) $3,000,000; or (ii) an amount based upon a percentage the Company’s qualifying domestic accounts receivable. The availability of borrowings under the Company’s credit facility as well as the Term Loan is subject to the borrowing limits described above as well as the maintenance of certain financial covenants. As of December 31, 2006 and December 31, 2005, there were no amounts outstanding under the credit facility.

The scheduled principal payments for the Term Loan as of December 31, 2006 were as follows (in thousands):

2007	$2,167
2008	2,167
2009	1,625

Total	$5,959

7. ACCRUED EXPENSES

Accrued expenses at December 31, 2006 and 2005 consisted of the following (in thousands):

	2006	2005
Income taxes	$ 972	$ 756
Sales and value added taxes	1,432	977
Compensation and benefits	4,308	2,260
Other	2,612	1,467

Total	$9,324	$5,460

8. INCOME TAXES

The components of income from continuing operations before income taxes is as follows (in thousands):

	2006	2005	2004
Domestic	$4,527	$6,750	$3,875
Foreign	1,633	445	1,158

Total	$6,160	$7,195	$5,033

The components of the income tax (benefit) provision from continuing operations are as follows (in thousands):

	2006	2005	2004
Current:
Federal and state	$ 190	$ 95	$ (98)
Foreign	492	12	819

Total Current	682	107	721

Deferred:
Federal and state	(3,965)	—	—
Foreign	13	250	(496)

Total Deferred	(3,952)	250	(496)

Total Income Tax (Benefit) Provision	$(3,270)	$357	$ 225

The approximate tax effect of each type of temporary difference and carryforward is as follows (in thousands):

	2006	2005
Deferred tax assets:
Net operating loss carryforwards	$ 4,280	$ 6,610
Accounts receivable	88	75
Accrued expenses	280	279
Accrued compensation and benefits	251	222
Property and equipment	130	83
Stock-based compensation	220	—
Tax credit carryforwards	3,231	3,405

Total deferred tax assets	8,480	10,674

Deferred tax liabilities:
Basis differences of intangible asset	(1,621)	(94)

Total deferred tax liabilities	(1,621)	(94)

Valuation allowance	(4,364)	(10,510)

Net deferred tax asset	$ 2,495	$ 70

The following schedule reconciles the difference between the federal income tax rate and the effective income tax rate for continuing operations (in thousands):

	2006	2005	2004
U.S. federal statutory rate	$ 2,061	$ 2,446	$ 1,711
Foreign tax rate differentials	(8)	110	217
Permanent items	673	72	34
State income taxes	82	—	30
Other	(13)	95	32
Release in valuation allowance	(3,965)	—	—
Change in valuation allowance	(2,100)	(2,366)	(1,799)

Income tax (benefit) provision	$(3,270)	$ 357	$ 225

The tax benefit during 2006 was a result of the reversal of a valuation allowance on a portion of the Company’s deferred tax assets, mainly comprised of domestic net operating loss carryforwards. At December 31, 2006, the Company believed that based on an evaluation of available evidence, including the recent historical experience of profitability as well as projected operating performance, it is more likely than not that such deferred tax assets will be realized. The effective tax rates during 2006, 2005 and 2004 were also significantly less than the U.S. federal statutory rate primarily as a result of the utilization of domestic net operating loss carryforwards, which have resulted in the adjustment to the corresponding portion of the previously established valuation allowance. During the year ended December 31, 2005, the Company also benefited from the favorable resolution of a matter with tax authorities in the United Kingdom relating to transfer pricing effected in prior years. The reversal of the related tax contingency reserve resulted in a tax benefit of approximately $320,000, and is included in the foreign tax rate differentials.

The Company had federal net operating loss carryforwards of approximately $12,118,000 and $16,222,000 at December 31, 2006 and 2005, respectively. The Company also had tax credit carryforwards of approximately $3,231,000 and $3,405,000 at December 31, 2006 and 2005, respectively. The Company’s tax credit carryforwards as of December 31, 2006 consisted of $2,811,000 of federal and state research tax credits and $420,000 of alternative minimum tax credits and state investment tax credits. These net operating loss carryforwards expire in various amounts through 2023. These tax credit carryforwards expire in various amounts beginning 2007 through 2015.

A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. As a result of the Company’s review of its available evidence supporting the deferred tax asset, the Company continues to provide a valuation allowance for the full amount of deferred tax assets relating to federal and state research tax credits due to the uncertainty of realization. Any subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets as of December 31, 2006 would be allocated as follows (in thousands):

Reported in the statement of operations	$2,811
Reported in capital in excess of par	1,553

$4,364

Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership may have limited, or may limit in the future, the amount of net operating loss carryforwards which could be utilized annually to offset future taxable income and income tax liabilities. The amount of any annual limitation is determined based upon the Company’s value prior to an ownership change.

The Company has provided for potential amounts due in various foreign tax jurisdictions. Judgment is required in determining the Company’s worldwide income tax expense provision. In the ordinary course of global business, there are many transactions and calculations where the ultimate tax outcome is uncertain. Some of these uncertainties arise as a consequence of cost reimbursement arrangements among related entities. Although management believes its estimates are reasonable, no assurance can be given that the final tax outcome of these matters will not be different from that which is reflected in the Company’s historical income tax provisions and accruals. Such differences could have a material impact on the Company’s income tax provision and operating results in the period in which such determination is made.

The Company is currently undergoing an audit of its Massachusetts state income tax returns for 2002, 2003 and 2004 by the Massachusetts Department of Revenue. At this time, the Company cannot reasonably estimate an assessment, if any, that would result from this audit. Accordingly, no provision has been made in the financial statements. However, it is possible that provisions may be required in future periods if it becomes probable that an amount could be assessed and that amount can be reasonably estimated.

9. STOCKHOLDERS’ EQUITY

Preferred Stock

The Company has 1,000,000 authorized shares of Preferred Stock, $0.01 par value per share. The Board of Directors is authorized to fix designations, relative rights, preferences and limitations on the preferred stock at the time of issuance. As of December 31, 2006, none of the preferred stock was issued and outstanding.

Common Stock

The Company has 30,000,000 authorized shares of Common Stock, $0.0025 par value per share. As of December 31, 2006 and 2005, 15,657,258 and 14,923,894 shares of common stock were issued and outstanding, respectively.

On February 27, 2004, a member of the Company’s Board of Directors along with another investor, who is related to the Board member, purchased a total 657,894 shares of common stock for approximately $3,000,000. The board member and the other investor each purchased 328,947 shares of common stock. The purchase price of the shares was $4.56 per share, which represents the average of the last reported sales price per share of Applix common stock on the NASDAQ Capital Market over the five consecutive trading days ending February 26, 2004.

Treasury Stock

Effective July 1, 2004, companies incorporated in Massachusetts became subject to the Massachusetts Business Corporation Act, Chapter 156D. Chapter 156D provides that shares that are reacquired by a company become authorized but unissued shares. As a result, Chapter 156D eliminated the concept of “treasury shares.” Accordingly, at September 30, 2004, the Company redesignated its existing treasury shares, at an aggregate cost of approximately $1,309,000, as authorized but unissued shares and has allocated this amount to the common stock par value and additional paid-in capital.

Common Stock Purchase Rights

On September 15, 2000, the Board of Directors of the Company declared a dividend of one right for each outstanding share of the Company’s common stock at the close of business on October 2, 2000. Under certain circumstances, each right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, $0.01 par value per share (the “Preferred Stock”), at a purchase price of $42.00 in cash, subject to adjustment.

The rights are not exercisable and cannot be transferred separately from the common stock until the earlier of (i) 10 business days following the later of (a) the first date of a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired (or obtained the right to acquire) beneficial ownership of 15% or more of the outstanding shares of common stock or (b) the first date on which an executive officer of the Company has actual knowledge that an Acquiring Person has become such (the “Stock Acquisition Date”), or (ii) 10 business days (or such later date as may be determined by the Board of Directors of the Company) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of common stock (the earlier of (i) and (ii) being the “Distribution Date”).

In the event that any person becomes an Acquiring Person, unless the event causing the 15% threshold to be crossed is a Permitted Offer (as defined in the Rights Agreement), each holder of a right, with certain exceptions, shall have the right to receive, upon exercise, in lieu of the Preferred Stock, that number of shares of common stock (or in certain circumstances, cash, property or other securities of the Company) that equals the exercise price of the right divided by 50% of the current market price (as defined in the Rights Agreement) per share of common stock at the date of the occurrence of such event. However, the rights are not exercisable following such event until the time that the rights are no longer redeemable by the Company as described below. Notwithstanding the foregoing, following such event, all rights that are, or (under certain circumstances specified in the Rights Agreement), were, beneficially owned by any Acquiring Person will be null and void. Following such event, subject to certain conditions, the Board of Directors of the Company may exchange the Rights (other than rights owned by such Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a share of Preferred Stock, per right, subject to adjustment.

In the event that, at any time after any person becomes an Acquiring Person, (i) the Company is consolidated with, or merged with and into, another entity and the Company is not the surviving entity of such consolidation or merger (other than a consolidation or merger which follows a Permitted Offer) or if the Company is the surviving entity, but shares of its outstanding common stock are not changed or exchanged for stock or securities (of any other person) or cash or any other property, or (ii) more than 50% of the Company’s assets or earning power is sold or transferred, each holder of a right shall thereafter have the right to receive, upon exercise, that number of shares of common stock of the acquiring company that equals the exercise price of the right divided by 50% of the current market price (as defined in the Rights Agreement) of such common stock at the date of the occurrence of the event.

The rights have certain anti-takeover effects, in that they would cause substantial dilution to a person or group that attempts to acquire a significant interest in the Company on terms not approved by the Board of Directors of the Company. The rights expire on September 18, 2010 (the “Final Expiration Date”), but may be redeemed by the Company in whole, but not in part, for $0.001 per right (the “Redemption Price”), payable in cash or stock, at any time prior to (i) the tenth business day after the Stock Acquisition Date, or (ii) the Final Expiration Date. Immediately upon the action of the Board of Directors of the Company ordering redemption of the rights, the rights will terminate and the only right of the holders of the rights will be to receive the Redemption Price. The rights may also be redeemable following certain other circumstances specified in the Rights Agreement. Rights shall be issued (i) in respect of each new share of common stock issued after October 2, 2000 but prior to the earlier of the Distribution Date or the Final Expiration Date and (ii) in connection with the issuance or sale of common stock following the Distribution Date but prior to the Final Expiration Date upon the exercise of stock options or under any employee benefit plan or arrangement, or upon the exercise, conversion or exchange of securities, granted or issued by the Company prior to the Distribution Date.

On February 27, 2004, the Company amended its Rights Agreement. The amendment provided that the Board member purchasing shares of common stock on that date, as described above, and any person or entity deemed to be affiliated or associated with him shall not be considered an “Acquiring Person”, as defined under the Rights Agreement, unless the board member together with affiliates become the beneficial owner of 20% or more of the shares of common stock of the Company then outstanding.

Stock Option Plans

The Company has a number of stock award plans, which provide for the grant or issuance of options, restricted common stock, and unrestricted common stock. These plans are administered by the compensation committee of the board of directors, and allow for grants to employees, non-employee directors of the Company, or to non-employees. Option grants can be in the form of either incentive stock options or non-qualified options. Exercise prices are set at the date of grant and are required to be at fair value, in the case of incentive stock options, or at the discretion of the compensation committee, in the case of non-qualified stock option. Awards to non-employee directors must be at no less than the fair value of the common stock on the date of grant.

Awards to employees require approval by the Board of Directors compensation committee. Awards generally vest in equal installments over four year periods. There are generally no performance conditions attached to employee awards, other than continued employment by the Company. Awards have a contractual life of 7 years.

On December 1, 2006, the stockholders approved the 2006 Equity Incentive Plan (the “2006 Plan”) previously adopted by the Board of Directors. Under the 2006 Plan, up to 1,000,000 shares of common stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 2006 Plan. As of December 31, 2006, there were 1,000,000 shares available for grant under the 2006 Plan.

On May 27, 2004, the stockholders approved the 2004 Equity Incentive Plan (the “2004 Plan”) previously adopted by the Board of Directors in the first quarter of 2004. Under the 2004 Plan, up to 1,000,000 shares of common stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 2004 Plan. On June 9, 2005, the stockholders approved an amendment to the Company’s 2004 Equity Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder from 1,000,000 to 2,000,000 shares of common stock. As of December 31, 2006, there were no shares available for grant under the 2004 Plan.

In the fourth quarter of 2005, the Company entered into a Severance Agreement with an executive of the Company. Pursuant to this agreement, the Company recorded $155,000 in stock-based compensation related to modifications to stock awards.

In 2003, the Board of Directors adopted, and the stockholders approved, the 2003 Director Equity Plan (the “2003 Director Plan”). The 2003 Director Plan provides for the grant of non-statutory options not intended to meet the requirements of the Section 422 of the Internal Revenue Code of 1986, as amended. Only directors of the Company who are not full-time employees (“Non-Employee Directors”) of the Company or any subsidiary of the Company are eligible to be granted awards under the Plan. A total of 300,000 shares of the Company’s common stock may be issued under the 2003 Director Plan. Any shares subject to options granted pursuant to the 2003 Director Plan which terminate or expire unexercised will be available for future grants under the 2003 Director Plan. The 2003 Director Plan is administered by the Board of Directors of the Company. The directors are elected by the stockholders of the Company in accordance with the provisions of the Restated Articles of Organization, as amended, and the By-Laws of the Company. Under the 2003 Director Plan, the stock options must be granted with an exercise price of no less than the fair market value of the stock on the date of grant.

Pursuant to the 2003 Director Plan, each Non-Employee Director receives an automatic grant of common stock and an option for the purchase of common stock on January 1 of each year, beginning January 1, 2004. Each Non-Employee Director receives an amount of common shares as determined in accordance with the 2003 Director Plan including whether the Director serves on a Board committee. Except for Election Grants, both the grant of shares and options are contingent upon attendance by the Non-Employee Director at least 75% of the meetings of the Board of Directors and any committees on which he or she served in the preceding year. Each new Non-Employee Director receives an option to purchase 10,000 shares of common stock upon such director’s initial election to the Board of Directors (an “Election Grant”). Each option will become exercisable (or “vest”), with respect to Election Grants, in two equal annual installments on the first and second anniversary of the date of grant, and with respect to all other options, on the first anniversary of the date of grant, provided in each case that the optionee continues to serve as a director on such date. The Board of Directors may suspend, discontinue or amend the 2003 Director Plan. During 2006, 2005 and 2004, there were 8,342, 11,976 and 17,094 shares issued under the 2003 Director Plan, respectively. Issuances of these shares resulted in stock-based compensation expense of $75,000, $60,000 and $60,000 during 2006, 2005 and 2004, respectively. As of December 31, 2006, there were 83,030 shares available for grant under the 2003 Director Plan.

Information with respect to activity under the various stock option plans is as shown below:

	Options Outstanding
	Number	Weighted Average Exercise Price
Balance at January 1, 2004	3,691,040	$3.44
Options granted	1,125,500	$4.08
Options exercised	(617,915)	$2.64
Options cancelled	(712,510)	$7.50

Balance at December 31, 2004	3,486,115	$2.96

Options granted	738,000	$5.35
Options exercised	(513,378)	$2.59
Options cancelled	(242,925)	$3.96

Balance at December 31, 2005	3,467,812	$3.46

Options granted	1,058,000	$6.94
Options exercised	(320,091)	$2.90
Options cancelled	(207,930)	$6.01

Balance at December 31, 2006	3,997,791	$4.29

Information regarding options outstanding and exercisable as December 31, 2006, under the various stock plans is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Prices	Number Exercisable	Weighted Average Exercise Prices
$ .63-$ .94	625	1.76	$ 0.63	625	$ 0.63
$ .95-$ 1.42	275,608	2.03	$ 1.33	275,608	$ 1.33
$ 1.43-$ 2.14	1,129,801	3.08	$ 1.79	1,050,693	$ 1.80
$ 2.15-$ 3.22	59,438	0.99	$ 2.44	58,938	$ 2.44
$ 3.23-$ 4.84	862,492	4.15	$ 4.21	528,746	$ 4.18
$ 4.85-$ 7.27	1,136,377	5.41	$ 5.61	324,984	$ 5.44
$ 7.28-$10.92	494,750	6.24	$ 8.19	43,437	$ 7.75
$10.93-$16.40	32,700	0.02	$13.73	32,700	$13.73
$16.41-$18.06	6,000	0.01	$18.06	6,000	$18.06

	3,997,791	4.23	$ 4.29	2,321,731	$ 3.13

The weighted average remaining contractual term and the aggregate intrinsic value for options outstanding at December 31, 2006 were 4.2 years and $28.3 million, respectively. The weighted average remaining contractual term and the aggregate intrinsic value for options exercisable at December 31, 2006 were 3.3 years and $19.2 million, respectively. The intrinsic value of options exercised was approximately $1,633,000, $2,351,000 and $1,131,000 during the years ended December 31, 2006, 2005 and 2004, respectively.

At December 31, 2006, 5,080,821 shares of common stock were reserved for future issuance under the stock plans, which include stock options outstanding and stock options available for future grant.

At December 31, 2005 and 2004, there were 1,901,315 and 1,341,237 exercisable options, respectively, with weighted average exercise prices of $2.88 and $3.14, respectively.

The weighted average grant date fair values for options granted were $3.50, $3.51 and $2.55, in 2006, 2005 and 2004, respectively.

Shares issued upon the exercise of stock options under the Company’s stock option and employee stock purchase plans are normally from authorized but unissued shares of the Company’s Common Stock.

Employee Stock Purchase Plan

On February 26, 2001, the Board of Directors adopted, and on May 4, 2001, the stockholders approved the Company’s Employee Stock Purchase Plan (“2001 Plan”), which authorized the issuance of up to 800,000 shares of common stock, allowing eligible employees to purchase common stock, in a series of offerings, through payroll deductions of up to 10% of their total compensation. The purchase price in each offering is 85% of the fair market value of the stock on either (i) the offering commencement date or (ii) the offering termination date (six months after commencement date), whichever is lower. On May 27, 2004, the stockholders approved an amendment to the 2001 Employee Stock Purchase Plan, previously adopted by the Board of Directors in the first quarter of 2004, increasing the total number of shares reserved for issuance by an additional 500,000 shares of common stock to an aggregate of 1,300,000 shares of common stock. During 2006, 2005 and 2004, there were 74,679, 107,956 and 134,358 shares issued under the 2001 Plan, respectively. At December 31, 2006, 309,092 shares were available for issuance under the 2001 Plan.

Notes Receivable from Stock Purchase Agreements

In September 2000, the Company sold 256,002 shares of common stock to certain company executives. None of such individuals are currently executive officers of the Company. The purchase of such shares was funded by loans from the Company to the executives evidenced by full-recourse promissory notes due and payable on July 31, 2005. Interest on the promissory notes was calculated on the unpaid principal balance at a rate of 6% per year, compounded annually until paid in full. In the event that the executive sold any shares prior to July 31, 2005, the net proceeds from such sale would have become immediately due and payable without notice or demand. In the event the executive left the Company, voluntarily or for cause, the loan would have become immediately due and payable. Repayment terms were extended to the original maturity date for several employees who subsequently left the Company. The aggregate principal amount of the notes totaled $1,120,000 at December 31, 2002. Certain of these loans had been past due for some time, and subsequent to December 31, 2002, in connection with a severance arrangement the Company forgave one of the loans. As a result of the foregoing, consistent with EITF 00-23, “Issues Related to the Accounting for Stock Compensation under APB Opinion No. 25 and FASB Interpretation 44”, for accounting purposes only, the Company has characterized all of the notes as non-recourse. In this regard, the accounting for these notes has been treated as a repurchase of stock and the issuance of options. During the year ended December 31, 2002, the Company recorded a charge of $964,000 for the difference between the amounts due on the loans, including accrued interest of $128,000, and the fair value of the underlying stock at December 31, 2002.

In February 2004, the Company collected approximately $231,000 as part of the settlement of three of the outstanding executive loans. As of December 31, 2005 and 2004, there were no amounts reflected on the Company’s Consolidated Balance Sheets as owed on these notes for accounting purposes only. In February 2005, the Company collected approximately $892,000 as part of the repayment of the remaining outstanding executive loans. The repayment in 2005 was accounted for as an option exercise in accordance with the provisions of EITF 95-16, “Accounting for Stock Compensation Arrangements with Employer Loan Features under APB Opinion No. 25” and has been recorded in additional paid-in capital. As of December 31, 2005, there were no amounts outstanding for any of the executive loans.

10. EMPLOYEE BENEFIT PLAN

The Company has a defined contribution 401(k) plan (the “Plan”), in which all full time employees are eligible to participate once they have attained 21 years of age. The Company may make discretionary contributions to the Plan as determined by the Board of Directors. Employee contributions vest immediately while employer contributions vest fully after two years of employment. The Company’s matching contribution to the Plan was $183,000, $145,000 and $117,000 for the years ended December 31, 2006, 2005 and 2004, respectively.

11. MAJOR CUSTOMER AND GEOGRAPHIC SEGMENT INFORMATION

The Company and its subsidiaries are principally engaged in the design, development, marketing and support of the Company’s business performance management and business intelligence software products (See Note 1). The Company generates substantially all of its revenues from the licensing of the Company’s software products and related professional services and maintenance services. Financial information provided to the Company’s chief operating decision maker is accompanied by disaggregated information about revenues and expenses by geographic region for purposes of making operating decisions and assessing each geographic region’s financial performance. The Company had only one operating segment at December 31, 2006, 2005 and 2004.

A summary of the Company’s operations by geographic locations for the years ended December 31, 2006, 2005 and 2004 is as follows (in thousands):

	2006	2005	2004
Revenue from continuing operations United States	$19,890	$13,190	$10,764
Europe	25,169	16,858	15,334
Pacific Rim	7,114	6,930	4,817

Total revenue from continuing operations	$52,173	$36,978	$30,915

A summary of the Company’s long lived assets by geographic locations as of December 31, 2006 and 2005 is as follows (in thousands):

	At December 31, 2006
	Total	United States	Europe	Pacific Rim
Property and equipment, net	$1,313	$1,021	$232	$ 60
Other assets	684	33	651	—

	At December 31, 2005
	Total	United States	Europe	Pacific Rim
Property and equipment, net	$953	$835	$ 95	$ 23
Other assets	712	79	633	—

12. SALE OF SUBSIDIARY

In the second quarter of 2004, the Company recorded a gain in other income of approximately $195,000 relating to the sale of its French subsidiary which occurred in the second quarter of 2001. The Company received $195,000 from the buyer, which was released from escrow upon completion of a tax audit.

13. NET GAIN FROM SALE OF CRM ASSETS

During 2004, the Company reversed an accrual related to the sale of its customer relationship management software solutions (“CRM Assets”) as all remaining transaction costs and post-closing adjustments had been recorded. This reversal resulted in an increase of approximately $261,000 to the net gain from the sale of the CRM Assets. The Company does not anticipate any further adjustments relating to the sale of the CRM Assets.

14. RESTRUCTURING EXPENSES

In the second quarter of 2004, the Company adopted a plan of restructuring to reduce operating costs. Under this plan, the Company made the determination that it had no future use for or benefit from, certain space pertaining to its UK office lease. In June 2004, the Company entered into a sublease agreement with a subtenant for a portion of the Company’s UK office lease. In July 2004, upon exiting the space, the Company recorded a restructuring charge of approximately $604,000. The restructuring charge was primarily comprised of the difference between the Company’s contractual lease rate for the subleased space and the anticipated sublease rate to be realized over the remaining term of the original lease, discounted by a credit adjusted risk rate of 8%. The restructuring charge also consisted of other related professional services, including legal fees, broker fees and certain build-out costs, incurred in connection with the exiting of the facility. The Company expects to make payments relating to this restructuring until the lease expires in March 2010.

Activity related to the restructuring of the UK office lease was as were as follows:

Facility Exit Costs
Balance at January 1, 2004	$ —
Restructuring	604,000
Adjustment	—
Payments and write-offs	(231,000)
Foreign currency translation adjustments	—

Balance at December 31, 2004	373,000
Payments and write-offs	(133,000)
Foreign currency translation adjustments	(10,000)

Balance at December 31, 2005	230,000
Payments and write-offs	(47,000)
Foreign currency translation adjustments	29,000

Balance at December 31, 2006	$212,000

In the fourth quarter of 2003, the Company adopted a plan of restructuring to reduce operating costs. Under this plan, the Company had ceased to use and made the determination that it had no future use for or benefit from certain space pertaining to its Westborough headquarters’ office lease. In the second quarter of 2004, the Company recorded a credit to the restructuring charge of $27,000 as a change in estimate due to lower than anticipated professional service fees. The restructuring charge was fully paid as of December 31, 2004.

15. DISCONTINUED OPERATIONS

On March 31, 2001, the Company completed the sale of the VistaSource business, including all of its domestic and foreign operations. The Company’s results of operations for the years ended December 31, 2006, 2005 and 2004 included costs of $99,000, $100,000 and $106,000, respectively. These costs primarily relate to legal and accounting costs associated with the dissolution of the VistaSource business in Europe.

16. RELATED PARTY TRANSACTIONS

In September 2006, the Company licensed its product to a customer whose chief financial officer at the time serves on the Company’s Board of Directors. The amount paid by this customer was approximately $50,000, which also included one year of maintenance.

In connection with the Temtec acquisition, the Company assumed a lease obligation for certain of its office space located in the Netherlands, which is owned by two current employees. The rent expense relating to this office space is approximately $33,000 annually through the remaining term of the lease, May 1, 2010.

On February 27, 2004, a member of the Company’s Board of Directors along with another investor, who is related to the Board member, purchased a total 657,894 shares of common stock for approximately $3,000,000. The Board member and the other investor each purchased 328,947 shares of common stock. The purchase price of the shares was $4.56 per share, which represents the average of the last reported sales price per share of Applix common stock on the NASDAQ Capital Market over the five consecutive trading days ending February 26, 2004.

17. COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company is subject to routine litigation and legal proceedings in the ordinary course of business. The Company is not aware of any pending litigation to which the Company is or may become a party, that the Company believes could result in a material adverse impact on its consolidated results of operations or financial condition.

On January 4, 2006, the Company reached a settlement with the Securities and Exchange Commission concerning the SEC’s investigation, which commenced in 2003, relating to the restatement of the Company’s financial statements for fiscal years 2001 and 2002. The settlement does not require the Company to pay a monetary penalty. As part of the settlement, the Company has consented to a cease and desist order requiring future compliance with Federal securities laws and regulations, and retained a consultant to assist the Company in reviewing its compliance procedures.

In connection with this investigation, the Company is subject to indemnification obligations to certain former executives in accordance with the Company’s Articles of Organization. Since the Company is unable to estimate the future indemnification obligations, expenses related to these obligations are recorded as they become known. Under these indemnification agreements, the Company incurred legal expenses of $250,000, $16,000 and $386,000 during the years ended December 31, 2006, 2005 and 2004, respectively. The Company had obligations of approximately $0 and $1,000 recorded in accrued liabilities as of December 31, 2006 and 2005, respectively. If it is ultimately determined that such executives do not satisfy the criteria for indemnification set forth in the Company’s Articles of Organization, such executives would be obligated to repay the Company any amounts advanced by the Company to cover legal fees or other expenses of defending such investigation.

The Company is currently undergoing an unclaimed abandoned property (“UAP”) audit by the Commonwealth of Massachusetts. During 2004, the Company recorded a provision of approximately $300,000 based on its estimated exposure relating to the UAP audit.

However, it is possible that additional provisions may be required in future periods if it becomes probable that the actual results from the ultimate disposition of the UAP audit differ from this estimate.

Indemnifications

The Company has frequently agreed to indemnification provisions in software license agreements with customers and in its real estate leases in the ordinary course of its business.

With respect to software license agreements, these indemnifications generally include provisions indemnifying the customer against losses, expenses, and liabilities from damages that may be awarded against the customer in the event the Company’s software is found to infringe upon a patent or copyright of a third party. The software license agreements generally limit the scope of and remedies for such indemnification obligations in a variety of industry-standard respects, including but not limited to certain geography-based scope limitations, the right to replace or modify an infringing product, and the right to terminate the license and refund a portion of the original license fee within a defined period of time from the original licensing date if a remedy is not commercially practical. The Company believes its internal development processes and other policies and practices limit its exposure related to the indemnification provisions of the software license agreements. In addition, the Company requires its employees to sign an agreement, pursuant to which the Company assigned the rights to its employees’ development work. To date, the Company has not had to reimburse any of its customers for any losses related to these indemnification provisions.

With respect to real estate lease agreements, these indemnifications typically apply to claims asserted against the landlord relating to personal injury and property damage which may occur at the leased premises, or to certain breaches of the Company’s contractual obligations. The term of these indemnification provisions generally survive the termination of the agreement, although the provision has the most relevance during the contract term and for a short period of time thereafter. The maximum potential amount of future payments that the Company could be required to make under these indemnification provisions is unlimited. The Company has purchased insurance that reduces its monetary exposure for landlord indemnifications. The Company has never paid any amounts to defend lawsuits or settle claims related to these indemnification provisions. Accordingly, the Company believes the estimated fair value of these indemnification arrangements is minimal.

Commitments

As of December 31, 2006, the Company had future cash commitments for the payments pertaining to its world-wide obligations under its non-cancelable operating leases. The Company’s future minimum lease payments for its operating lease payments for its office facilities and certain equipment are:

(In thousands)
2007	$1,341
2008	1,246
2009	1,191
2010	763
2011	54

Total minimum lease payments	$4,595

The Company incurred $1,348,000, $1,237,000 and $1,338,000 in rent expense for the years ended December 31, 2006, 2005 and 2004, respectively. Rent collected from the UK sublease and not included in restructuring charge was $240,000, $165,000, and $29,000 in 2006, 2005 and 2004, respectively. The total future sublease rental income to be received under the existing UK sublease agreement as of December 31, 2006 was approximately $291,000.